Exhibit 99.1

IPG PHOTONICS ANNOUNCES THIRD QUARTER 2018 FINANCIAL RESULTS
Revenue and Earnings per Diluted Share Decrease 9% and 13%, Respectively
OXFORD, Mass. – October 30, 2018 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the third quarter ended September 30, 2018.

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions, except per share data)	2018	2017	% Change	2018	2017	% Change
Revenue	$356.3	$392.6	(9)%	$1,129.8	$1,047.8	8%
Gross margin	54.8%	57.2%		56.1%	56.1%
Operating income	123.9	160.2	(23)%	427.4	402.8	6%
Operating margin	34.8%	40.8%		37.8%	38.4%
Net income attributable to IPG Photonics Corporation	100.5	115.6	(13)%	328.5	294.7	11%
Earnings per diluted share	$1.84	$2.11	(13)%	$5.97	$5.40	11%

Management Comments
"Our third quarter results were affected by macroeconomic headwinds and geopolitical factors that reduced demand in China and Europe; nevertheless, IPG made significant strides driving higher power solutions into the market and generating meaningful traction selling our newest products," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. "Despite the challenging environment, we shipped a record number of ultra high power lasers and successfully introduced the world's smallest 20 kilowatt cutting laser and most compact and power efficient 1-3 kilowatt product lineup. We delivered strong growth in our newest laser products and systems as the company continues to broaden its solutions portfolio. We believe our progress in higher power solutions and new products will help us emerge from the current downturn in a stronger competitive position with greater opportunity to address the growing market for laser solutions."
Financial Highlights
Third quarter revenue of $356 million decreased 9% year over year. Depreciation of the Euro and Renminbi relative to the exchange rates assumed in the company's third quarter guidance reduced revenue by $5 million. Materials processing sales accounted for 94% of total revenue, decreasing 11% year over year due to lower sales in metal welding, 3D printing, and cutting applications. Sales to other markets increased 22% year over year driven by growth in communications and government applications.
Sales of high power continuous wave (CW) lasers decreased 7% year over year, representing 64% of total revenue. Sales of fiber lasers at 6 kilowatts and above increased more than 10% year over year and now account for nearly 50% of all high power CW laser sales, driven by strong adoption in cutting applications. Sales of other high power lasers declined year over year due to the weaker demand environment in China and Europe. By region, sales decreased 9% in China and 25% in Europe but increased 29% in North America and 4% in Japan on a year over year basis.
Earnings per diluted share ("EPS") of $1.84 decreased 13% year over year. Foreign exchange losses reduced EPS by $0.03. The effective tax rate in the quarter was 21%, which benefited from certain discrete tax items including a net benefit from the Global Intangible Low Taxed Income (GILTI) provisions and Foreign Derived Intangible Income (FDII) deductions in the U.S. Tax Act due to clarification from the IRS on how these taxes should be calculated.
During the third quarter, IPG generated $72 million in cash from operations. Capital expenditures were $37 million, and the company repurchased 371 thousand shares for $61 million.

Business Outlook and Financial Guidance
"Global macroeconomic and geopolitical headwinds have persisted into the fourth quarter affecting our business along with others in the sector. As a result, order flow has continued to soften. We continue to see aggressive pricing for select products by our competitors in China, and we expect currency headwinds to be greater in the fourth quarter than in the third quarter. However, we have made strides competitively selling several hundred more high power lasers during the third quarter to manufacturers of laser cutting systems in China that were either exclusively or predominantly buying lasers from our competition. We are encouraged by this progress and the strength in new products and other regions." said Dr. Gapontsev.
For the fourth quarter of 2018, IPG expects revenue of $300 million to $330 million. The Company expects the fourth quarter tax rate to be approximately 26%, excluding effects relating to equity grants. IPG anticipates delivering earnings per diluted share in the range of $1.30 to $1.50, with 53.6 million basic common shares outstanding and 54.7 million diluted common shares outstanding. Based on this guidance, the company expects to deliver full year revenue growth for 2018 of 1% to 4%.
"We believe there are some encouraging signs for 2019. Indications from several customers in China suggest that order flow may improve in the first quarter. We expect spending on consumer electronics, electric vehicle battery and other metal welding projects to increase in 2019 over 2018. In addition, we believe our early traction in new product areas will drive increasing contributions next year from micro materials processing applications, telecom, entertainment and display products and our systems business. However, our visibility of a trough in the current downcycle is limited by the uncertainty surrounding the global macroeconomic trade and geopolitical environments." added Dr. Gapontsev.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, product demand, order cancellations and delays, competition, tariffs, trade policy changes and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.86, Russian Ruble 66, Japanese Yen 114 and Chinese Yuan 6.88, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the Third Quarter 2018 Financial Data Workbook available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, October 30, 2018 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
James Hillier
Vice President of Investor Relations
IPG Photonics Corporation
508-373-1467
jhillier@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. A member of the S&P 500® Index, IPG is headquartered in Oxford, Massachusetts and has more than 25 facilities worldwide. For more information, visit www.ipgphotonics.com.

Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, emerging from the current downturn in a stronger competitive position with greater opportunity to address the growing market for laser solutions, greater than average price declines in select products persisting through the fourth quarter, currency headwinds in the fourth quarter, strength in other geographic regions and new products offsetting a modest outlook in China, estimated tax rate, revenue and earnings guidance for the fourth quarter and revenue guidance for the full year, expected improvement of order flow in the first quarter of 2019, and expected increase in spending on consumer electronics and electric vehicle battery welding projects in 2019 over 2018, and early traction in new product areas driving increasing contributions next year from micro materials processing applications, entertainment and display products and our systems business. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 28, 2018) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(in thousands, except per share data)
NET SALES	$356,346	$392,615	$1,129,823	$1,047,834
COST OF SALES	161,162	168,060	496,303	459,716
GROSS PROFIT	195,184	224,555	633,520	588,118
OPERATING EXPENSES:
Sales and marketing	13,479	13,384	41,531	36,347
Research and development	30,909	25,541	91,268	74,281
General and administrative	25,245	21,491	74,857	59,092
Loss (gain) on foreign exchange	1,688	3,917	(1,489)	15,553
Total operating expenses	71,321	64,333	206,167	185,273
OPERATING INCOME	123,863	160,222	427,353	402,845
OTHER INCOME (EXPENSE), Net:
Interest income, net	3,884	(125)	4,925	651
Other income (expense), net	423	459	1,252	(47)
Total other income	4,307	334	6,177	604
INCOME BEFORE PROVISION FOR INCOME TAXES	128,170	160,556	433,530	403,449
PROVISION FOR INCOME TAXES	(27,418)	(44,959)	(104,827)	(108,817)
NET INCOME	100,752	115,597	328,703	294,632
LESS: NET INCOME (LOSS )ATTRIBUTABLE TO NONCONTROLLING INTERESTS	235	—	235	(26)
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$100,517	$115,597	$328,468	$294,658
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$1.88	$2.16	$6.12	$5.51
Diluted	$1.84	$2.11	$5.97	$5.40
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	53,571	53,440	53,677	53,453
Diluted	54,696	54,698	54,995	54,570

IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2018	2017
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$647,606	$909,900
Short-term investments	474,422	206,257
Accounts receivable, net	251,613	237,278
Inventories	397,409	307,712
Prepaid income taxes	61,222	44,944
Prepaid expenses and other current assets	50,013	47,919
Total current assets	1,882,285	1,754,010
DEFERRED INCOME TAXES, NET	19,995	26,976
GOODWILL	56,769	55,831
INTANGIBLE ASSETS, NET	45,844	51,223
PROPERTY, PLANT AND EQUIPMENT, NET	529,163	460,206
OTHER ASSETS	28,043	19,009
TOTAL ASSETS	$2,562,099	$2,367,255
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$3,654	$3,604
Accounts payable	29,494	35,109
Accrued expenses and other liabilities	137,060	144,417
Income taxes payable	47,777	15,773
Total current liabilities	217,985	198,903
DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	94,675	100,652
LONG-TERM DEBT, NET OF CURRENT PORTION	42,631	45,378
Total liabilities	355,291	344,933
COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 54,362,579 and 53,398,504 shares issued and outstanding, respectively, at September 30, 2018; 54,007,708 and 53,629,439 shares issued and outstanding, respectively, at December 31, 2017	5	5
Treasury stock, at cost (964,075 and 378,269 shares held)	(160,859)	(48,933)
Additional paid-in capital	738,285	704,727
Retained earnings	1,772,941	1,443,867
Accumulated other comprehensive loss	(144,409)	(77,344)
Total IPG Photonics Corporation stockholders' equity	2,205,963	2,022,322
NONCONTROLLING INTERESTS	845	—
Total equity	$2,206,808	$2,022,322
TOTAL LIABILITIES AND EQUITY	$2,562,099	$2,367,255

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2018	2017
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$328,703	$294,632
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,894	46,416
Provisions for inventory, warranty & bad debt	30,582	34,690
Other	20,682	40,419
Changes in assets and liabilities that used cash:
Accounts receivable and accounts payable	(27,377)	(52,993)
Inventories	(122,051)	(39,697)
Other	(9,182)	(26,617)
Net cash provided by operating activities	280,251	296,850
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(133,355)	(99,221)
Proceeds from sales of property, plant and equipment	755	15,437
Purchases of investments	(566,498)	(146,585)
Proceeds from sales of investments	286,346	188,143
Acquisitions of businesses, net of cash acquired	(4,423)	(50,594)
Other	307	(496)
Net cash (used in) investing activities	(416,868)	(93,316)
CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of noncontrolling interests	—	(197)
Proceeds on long-term borrowings	—	28,000
Principal payments on long-term borrowings	(2,696)	(18,951)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	12,115	23,296
Cash contributed by noncontrolling interest	378	—
Purchase of treasury stock, at cost	(111,926)	(26,911)
Net cash (used in) provided by financing activities	(102,129)	5,237
EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(23,548)	47,641
NET INCREASE IN CASH AND CASH EQUIVALENTS	(262,294)	256,412
CASH AND CASH EQUIVALENTS — Beginning of period	909,900	623,855
CASH AND CASH EQUIVALENTS — End of period	$647,606	$880,267
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$2,402	$1,965
Cash paid for income taxes	$94,801	$118,660

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS AND OTHER CHARGES

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2018	2017	2018	2017
Step-up of inventory (1)
Cost of sales	$50	$1,571	$556	$1,581
Amortization of intangible assets
Cost of sales	1,513	1,002	4,026	2,339
Sales and marketing	469	563	1,635	1,139
Research and development	—	160	160	480
Impairment charge related to long-lived asset
General and administrative	—	—	—	162
Total acquisition related costs and other charges	$2,032	$3,296	$6,377	$5,701

(1) 2018 amount relates to robot concept and ILT, while 2017 relates to ILT and OptiGrate step-up adjustments on inventory sold during the period.

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION AND ACCOUNTING STANDARD IMPACTS TO NET INCOME AND EARNINGS PER SHARE

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2018	2017	2018	2017
Cost of sales	$1,920	$1,467	$5,243	$4,320
Sales and marketing	737	536	1,964	1,504
Research and development	1,781	1,278	4,894	3,715
General and administrative	3,281	2,649	9,342	7,450
Total stock-based compensation	7,719	5,930	21,443	16,989
Tax benefit recognized	(1,813)	(1,900)	(5,054)	(5,473)
Net stock-based compensation	$5,906	$4,030	$16,389	$11,516

(In thousands, except share and per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Excess tax benefit on exercise of stock options included in net income	$1,713	$3,361	$13,780	$10,885
Increase in weighted-average diluted shares outstanding	203,886	317,835	265,306	256,938